SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☒  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LANDACORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Landacorp and SHPS Holdings, Inc. Announce Merger Agreement

     Atlanta, GA (March 1, 2004) – Landacorp, Inc. (Nasdaq: LCOR), The Population Health Management Companysm, and SHPS Holdings, Inc., the majority shareholder of SHPS, Inc., a leading provider of integrated health and productivity management and benefit management solutions, today announced that they have signed a definitive agreement to merge a wholly owned subsidiary of SHPS with Landacorp. Landacorp shareholders will receive $3.09 per share in cash for their shares, and Landacorp will become a wholly owned subsidiary of SHPS Holdings, Inc. and its affiliates. The transaction is valued at approximately $56 million.

     The board of directors of Landacorp has unanimously approved the transaction. Covington Associates LLC acted as financial advisor to Landacorp and rendered a fairness opinion to the board of directors of Landacorp.

     The merger is conditioned upon the approval by Landacorp’s shareholders and regulatory approval, as well as other customary conditions. Directors and executive officers of Landacorp, and their affiliates, who own approximately 40.7% of the Landacorp shares outstanding have agreed to vote those shares in favor of the merger. It is anticipated that the transaction will close in the second quarter of 2004, subject to shareholder and regulatory approval and customary conditions of closing.

     SHPS will provide a total of $56 million in cash consideration to Landacorp shareholders from credit facility arrangements and existing cash.

     SHPS Holdings, Inc. is the majority shareholder of SHPS, Inc., which is headquartered in Louisville, KY. SHPS, Inc. is a leading provider of integrated health and productivity management and benefit management solutions to employers, health plans and government agencies seeking to improve their performance and lower the cost of administrative services. SHPS serves nearly 700 organizations, including more than 90 Fortune 500 companies and employs more than 1,500 clinical professionals, employee benefits specialists, and information technology experts in facilities across the United States. SHPS is a Welsh, Carson, Anderson & Stowe Company. WCAS a private equity firm based in New York. For more information, visit www.shps.net and www.welshcarson.com.

     “We are delighted to announce this merger with SHPS,” said Gene Miller, Landacorp president and chief executive officer. “We believe the merger will bring to our customers the resources of a strong and rapidly growing company. It is a natural fit with a SHPS organization that is becoming a dynamic force in the healthcare industry.”

About Landacorp

     Landacorp, Inc. is The Population Health Management Companysm. Its patient-focused, technology-driven solutions for health plans and healthcare delivery organizations include integrated predictive and interventional disease management programs and services, and comprehensive Internet- and Windows®-based medical management software that improve health outcomes while helping manage and prevent costs.

     Selected as one of the top 12 disease management vendors in the Spring 2003 DSM Service Report issued by the Health Industries Research Companies (HIRC), Landacorp is among the largest providers of disease-specific intervention programs and services in the United States. Landacorp corporate headquarters and sales and marketing offices are located in Atlanta, GA, with additional operations located in Raleigh, NC and Chico, CA.

     This announcement is not a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell shares of Landacorp. Landacorp will file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. Landacorp will be filing preliminary proxy materials with the SEC in connection with the merger. In addition, Landacorp will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to Landacorp stockholders the definitive proxy materials in connection with the merger. The preliminary and definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Landacorp’s board of directors in respect of the merger. Stockholders of Landacorp are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, when it is available, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov or Landacorp’s website at www.landacorp.com as they become available. Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from Landacorp by directing such request to Landacorp, Inc., 4151 Ashford Dunwoody Road, Suite 501, Atlanta, Georgia 30319, or James Kann, at (404) 531-9956.

     This press release contains forward-looking statements regarding the merger, including the anticipated closing date of the merger. Certain important factors that could cause actual events not to occur as expressed in the forward-looking statements made in this release, include, but are not limited to, the failure to satisfy various closing conditions contained in the definitive merger agreement, including the ability of the parties to obtain the requisite shareholder approvals. Other risks and uncertainties concerning Landacorp’s performance are set forth in reports and documents filed by it with the SEC from time to time. Please use caution in placing reliance on forward-looking statements.

For More Information Contact:

Financial	Media
Mark Rapoport	Jim Kann
COO/CFO	Corporate Communications
Landacorp	Landacorp
404-531-9956	404-531-9956
mrapoport@landacorp.com	jkann@landacorp.com

Landacorp is a registered trademark of Landacorp, Inc. The Population Health Management Company is a service mark of Landacorp. Windows is a registered trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.

Browse the Landacorp Web site at www.landacorp.com

###